ASSIGNMENT & NON-COMPETITION AGREEMENT

dated as of

January 4th, 2008

by and between

RxELITE INC.

and

DR. ARIE GUTMAN

TABLE OF CONTENTS

1.	Non-Competition Undertaking.	1
2.	Assignment of Rights	2
3.	Consideration	3
4.	Board representation	4
5.	Representations and Warranties of RxElite	4
6.	Representations and Warranties of Gutman	8
7.	Closing	8
8.	Certain Covenants	9
9.	Indemnification	9
10.	Miscellaneous	11

ASSIGNMENT & NON-COMPETITION AGREEMENT

THIS ASSIGNMENT & NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of January 4th, 2008, by and between RxElite Inc., a Delaware corporation (“RxElite”), and Dr. Arie Gutman, an Israeli citizen (“Gutman”).

WITNESSETH :

WHEREAS, Gutman is an internationally known scientist, with many inventions, experience and connections in the field of active pharmaceutical materials, and is the sole shareholder of FineTech Laboratories, Ltd., a company organized under the laws of the State of Israel (“Finetech”);

WHEREAS, RxElite is a Delaware corporation currently doing business in the field of pharmaceutical products, and the shares of RxElite are traded on the Electronic Bulletin Board;

WHEREAS, RxElite desires to secure Gutman’s personal commitment to allow RxElite and Finetech to benefit from his non-competition in the Prohibited Business over the Period (as hereinafter defined);

WHEREAS, Finetech has assigned to Gutman certain rights to receive Royalties from certain Applicable Contracts (as hereinafter defined), and the Parties hereto wish to terminate such assignment in such manner that the right to the Royalties shall revert to Finetech, all according to the terms set out herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

1.	Non-Competition Undertaking.

1.1	For the Consideration as set out below, Gutman hereby undertakes as provided in this Aticle 1 below.

1.2
For a period of one (1) year from and after the end of Employment (the “Period”), Gutman will not, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), solicit or engage in the Prohibited Business (“Non-Compete Undertaking”). For purposes of this Agreement, the “Prohibited Business” means: offering to provide or providing any product or service competitive with the business of RxElite or its Israeli subsidiary RxElite Israel Ltd (collectively: the “Companies”), worldwide. The Non-Compete Undertaking notwithstanding, Gutman may be a securities holder in certain entities operating in the pharmaceutical field, as follows: (i) securities of RxElite itself; and (ii) up to 5% of the securities of entities publicly traded on a national securities exchange. To avoid doubts, the provisions of Section 2.3 below will not be deemed a breach of the Non-Compete Undertaking.

1.3
From and after the Closing Date, Gutman shall not, directly or indirectly, (i) discourage any person from accepting employment with the Companies, or (ii) solicit the employment or services of any person who is employed by the Companies, or is otherwise engaged to perform services for the Companies (whether in the capacity of employee, consultant, independent contractor or otherwise), or is offered a position by the Companies, or (iii) cause or attempt to cause such person as described above to leave the employment or service of the Companies.

1.4
Gutman acknowledges and agrees that the limitations imposed by Sections 1.2 and 1.3 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Companies.

1.5
The parties hereby agree that if Gutman violates the provisions of this Article 1, it will be difficult to determine the entire cost, damage or injury which the Companies would sustain. Gutman acknowledges that if he violates or threatens to violate the provisions of this Article 1, the Companies may not have adequate remedy at law. In that event, the Companies shall have the right, in addition to any other rights that may be available to them, to apply for injunctive relief in any court of competent jurisdiction, in order to restrain any or threatened violation by Gutman of the provisions of this Article 1 or to compel specific performance by Gutman of one or more of his undertakings hereunder. The seeking or obtaining by the Companies of such injunctive relief shall not foreclose or in any way limit the right of the Companies to obtain a monetary judgment against Gutman for any damage to the Companies that may result from any breach by Gutman of the provisions of this Article 1.

1.6
Should a final judgment of a court of competent jurisdiction declare any term or provision of this Article 1 to be invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Article 1 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Such judgment shall not effect any other provision of this Agreement.

2.	Assignment of Rights

2.1
Finetech and Gutman have previously executed an assignment deed effective as of February 1, 2006 (the “Assignment Deed”) whereby Gutman was assigned all rights to receive a certain share in the sales of two Israeli companies (such share is herein referred to as “Royalties”), as provided in the following agreements: (i) an agreement dated October 26, 2003 between Finetech and the Israeli company Unipharm Ltd. regarding sales of Latanoprost (the “Unipharm Agreement”), (ii) an agreement dated January 9, 2004 between Finetech and the Israeli company Trima Israel Pharmaceutical Products Maabarot Ltd. regarding sales of Cabergoline (the “Trima Agreement” and together with the Unipharm Agreement, the “Applicable Contracts”);

2.2
As of the Closing and subject to receipt of the Consideration as set out below, Gutman hereby reassigns to Finetech all his rights under the Assignment Deed (such reassignment is herein referred to as the “Assignment”). Consequently, all rights to receive the Royalties under the Applicable Contracts shall revert to Finetech, and the Assignment Deed shall terminate as of the Closing. To avoid doubts, no promise or guarantee is given or made by Gutman as to economic value of the Assignment or the actual Royalties amounts to be paid to Finetech consequent to the Applicable Contracts.

2.3
During past years, Gutman was granted/assigned the right to receive royalties due as a result of sales of products based on intellectual properties developed/provided by Gutman and/or Finetech, as follows: (i) royalties due on sales of Donepezil products by Unipharm Ltd. and its affiliates (agreement dated 1998), and (ii) royalties due on sales of Rotinirole, Latanoprost and Donepezil products by PAR Pharmaceutical, Inc. and its affiliates (agreement dated January 2006). The right to receive the aforesaid royalties is not included in the Assignment hereunder, and this right shall survive and continue to be valid to the benefit of Gutman, without any claim by either Finetech or RxElite.

3.	Consideration

3.1
In consideration for the Non-Compete Undertaking and the Assignment, RxElite shall pay to Gutman at the Closing an amount of US $21,054,592 in 18,632,383 unregistered shares of Common Stock of RxElite (the “Shares” and the “Common Stock” respectively), valued at US$1.13 per Share.

The Shares shall be unregistered under the US Securities Act of 1933 (the “Act”) and accordingly any disposition by Gutman shall require their registration or an exemption from registration under said Act.

Once issued, the Shares shall be validly issued, fully paid and non-assessable, and free of any encumbrance or third party rights.

3.2
RxElite represents that as of the date hereof and as of the Closing, the outstanding share capital of RxElite, on a fully diluted as converted and as exercised basis, including all current, contingent or otherwise promised securities of any kind, is 147,120,967 shares of Common Stock (exclusive of 11,771,033 ISOP options that were authorized but not yet allocated), and no other equity securities (or securities exercisable or convertible into equity securities), of any class, are outstanding. RxElite undertakes to maintain the aforesaid throughout the period until the Closing, and during this period RxElite shall not promise or undertake to issue any such securities.

3.3
By not later than the Closing, RxElite and Gutman shall execute and deliver a Registration Rights Agreement in customary form (the "Registration Rights Agreement"), whereby RxElite will provide certain registration rights with respect to the Shares, under the Act and the rules and regulations promulgated thereunder, and under applicable state securities laws.

3.4
RxElite warrants and undertakes that, except as required in order to comply with applicable securities laws and the Registration Rights Agreement, there shall be no limitations on the right of Gutman to effect the transfer of any of the Shares, and neither RxElite nor anybody acting on its behalf or by its instructions shall stop or delay such transfers. During the first two years after the Closing, the Shares will be restricted shares, meaning that no transfers will be allowed, except to Permitted Transferees. For that purpose, “Permitted Transferees” are family members or Affiliates of the transferor; and “Affiliate” shall mean an entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the transferor (for this definition, “control” and its derivatives means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise). Gutman shall always be entitled to transfer some or all of the Shares to Permitted Transferees.

4.	Board representation

4.1
RxElite shall make best effort to appoint Gutman or his nominee as a member of the Board of Directors of RxElite (the “Board”) and to renew such appointment from time to time, unless Gutman waives this right. As a Board member, Gutmans or his nominee (as the case may be) shall have the right to serve on any (or all) committee he deems fit.

4.2
Until the date such nomination to the Board takes effect, Gutman will be invited to all Board and Board committees meetings, shall have the right to attend each such meeting as a non-voting observer, and shall receive all materials, information and privileges provided to the Board members.

4.3	Gutman shall be included in any D&O insurance and undertaking provided by RxElite to its directors and officers.

5.	Representations and Warranties of RxElite

RxElite hereby represents and warrants to Gutman as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that the representations and warranties set forth in this Article 5 below are and will be accurate, true and complete.

5.1
Existence and Power. RxElite is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to own its property and to carry on its business and operations as now conducted or proposed to be conducted. RxElite has heretofore delivered to Gutman true and complete copies of RxElite’s Certificate of Incorporation and By-laws as currently in effect.

5.2
Authorization. The execution, delivery and performance by RxElite of this Agreement and all other documents and agreements to be executed by RxElite in connection herewith (the “Related Documents”) and the consummation by RxElite of the transaction contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority in the United States on federal or state level.

5.3
Enforcement. This Agreement and the Registration Rights Agreement and all ancillary documents (collectively, the “Transaction Documents”) have been duly executed and delivered by RxElite and constitute the valid and legally binding obligation of RxElite, enforceable against RxElite in accordance with their respective terms including without limitation the issuance of the Shares to Gutman in accordance with the terms hereof, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors’ rights generally.

5.4
Non-Contravention. The execution, delivery and performance by RxElite of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Shares to Gutman), do not and will not:

5.4.1
Contravene, violate or conflict with, or constitute a violation of, any provision of any law (including federal and state securities laws and regulations and the rules and regulations of the NASD Over-the-Counter market (the "OTC")), regulation, judgment, injunction, order or decree, the Certificate of Incorporation or Bylaws, binding upon or applicable to RxElite;

5.4.2
Conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or right to accelerate, any agreement, contract or other instrument binding upon RxElite or license, franchise, permit or other similar authorization held by RxElite; or

5.4.3	Result in the creation or imposition of any Encumbrance on any of the Shares.

5.5
SEC Documents; Other Information. RxElite has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the US Securities and Exchange Commission (“SEC”) and with similar State agencies pursuant to the reporting requirements of the 1934 Act and applicable State laws (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). Except as modified by subsequent filings, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.6
Subsidiaries. Other than RxElite Holdings, Inc., RxElite does not own directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

5.7
Financial Statements. The Financial Statements and complementary information contained and referenced in the RxElite 10-QSB report for the quarter ending on September 30, 2007 (Collectively, the “Financial Statements”) have been previously delivered to Gutman. The Financial Statements were prepared in accordance with Generally Accepted Accounting Principles in the US (“GAAP”) applied on a consistent basis. The Financial Statements fairly present the financial position of RxElite as of the date thereof and its results of operations for the period then ended.

5.8
Absence of Certain Changes. Since September 30, 2007, to the knowledge of RxElite, except as set forth in Schedule 5.8 and except as disclosed on the Financial Statements, there has not been any Material Adverse Effect applicable to RxElite or the Common Stock, or any event, occurrence, development or state of circumstances or facts which as of the date hereof could reasonably be expected to have a Material Adverse Effect on RxElite or the Common Stock.

5.9
Stock. Prior to the Closing, the authorized capital stock of RxElite consists of 1,000,000 shares of Preferred Stock par value $0.001 each, of which as of the date hereof, none are issued and outstanding, and 200,000,000 shares of Common Stock par value $0.001 each, of which:

5.9.1	96,682,920 shares have been duly issued and are outstanding;
5.9.2	38,014,328 shares are reserved for issuance upon full exercise of warrants;
5.9.3	9,323,388 shares are reserved for issuance upon conversion of a convertible note;
5.9.4	3,102,850 shares are reserved for issuance upon exercise of options previously allocated under the RxElite Incentive Stock Option Plan (“ISOP”);
5.9.5	11,771,033 additional shares are reserved for issuance upon allocation and exercise of as yet un-allocated options under the ISOP;
5.9.6
All of such outstanding shares have been validly issued, and ISOP was duly adopted. All resolutions regarding the issuance of securities (including warrants and options) were duly adopted and carried out.

Except as set forth above, at the date hereof (i) there are no outstanding rights to subscribe to any shares of capital stock of RxElite, (ii) there are no securities or rights convertible into, or exercisable or exchangeable for, shares of capital stock of RxElite, (iii) there are no contracts, commitments, understandings or arrangements by which RxElite is or may become bound to issue additional shares of its capital stock; (iv) there are no securities or instruments which grant to their holders rights or privileges superior to those attached to the Shares.

5.10
Intellectual Property. RxElite owns all right, title and interest in and to or is duly licensed to use or may freely use, all of the Intellectual Property presently used in the operation of its business as it is conducted or as expected to be conducted on the Closing Date, but excluding “off the shelf” licenses pursuant to which such Intellectual Property is made available through regular commercial distribution channels on standard terms and conditions. To the knowledge of RxElite, there is no other item of Intellectual Property that is necessary for the conduct of RxElite business as presently operated or as expected to be operated as of the Closing Date. To the knowledge of RxElite, the operation of its business does not interfere with, infringe, misappropriate or otherwise violate or misuse any Intellectual Property of any third party (“Third Party Intellectual Property Assets”).

5.11
Licenses and Permits. RxElite holds all governmental licenses, permits, authorizations, consents and approvals that are necessary or useful for the conduct of its business. All such Permits are valid and in full force and effect, will not be terminated or impaired or become terminable as a result of the transaction contemplated hereby and are sufficient for the operation of the business of RxElite as presently conducted or as expected to be conducted after the Closing Date.

5.12
Environmental Matters. Without in any manner limiting any other representation or warranty set forth in this Agreement with respect to premises and facilities used or operated by RxElite (each a “Business Facility”), to the knowledge of RxElite, RxElite is in compliance with, and has no liability under any applicable environmental law.

5.13
Tax Matters. RxElite has timely filed (taking into account any applicable extensions) all applicable Tax Returns and reports for all years and periods for which such returns and reports were due to be filed by it prior to the Closing Date. To the knowledge of RxElite, each of such Tax Returns as filed was correct and complete.

With the exception of a 2004 Audit, RxElite is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the federal and state Tax authorities of the US, nor has RxElite received any notices from any Tax authority relating to any such issue or potential issue.

There are no liens for Taxes upon any assets or properties of RxElite, except for statutory liens for current Taxes not yet due. RxElite has not, as of the date hereof, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

RxElite has timely paid all Taxes and Tax liabilities in respect of periods prior to the date hereof and, to the knowledge of RxElite, has accrued on its Financial Statements an amount necessary to pay in full all unpaid Taxes. To its knowledge, RxElite has complied with all applicable Tax Laws.

To its knowledge, all Taxes that RxElite is or was required to withhold have been duly withheld and, to the extent required, have been paid to the proper Governmental Authority.

5.14
Compliance with Laws; No Defaults. To its knowledge, RxElite is not (i) in violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or Governmental Authority to which RxElite is subject, or (ii) subject to any claim asserted by any Governmental Authority that RxElite is in violation of any Legal Requirement.

To its knowledge, as of the date hereof, RxElite is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any contract or other instrument binding upon RxElite or affecting or relating to its business or any license, authorization, permit, consent or approval held by RxElite or affecting or relating to its business, except as otherwise disclosed in this Agreement or in Schedules attached hereto.

5.15
Legal Proceedings. There is no order in which relief is sought involving, affecting, or relating to RxElite or its business or the ownership, operation or use by RxElite of any of its assets or that would prevent, delay or make illegal the transaction contemplated by this Agreement, and there is no litigation, action, suit, proceeding or governmental investigation pending or, to RxElite’s knowledge, threatened against (orally or in writing), involving, affecting or relating to RxElite, the Common Stock or the transaction contemplated by this Agreement.

5.16
No Undisclosed Liabilities. RxElite is not aware of any liabilities, except for: (i) liabilities reflected or reserved against in the Financial Statements, (ii) current liabilities incurred in the Ordinary Course of Business of RxElite since the date of the Financial Statements, (iii) liabilities arising from RxElite’s contracts, and (iv) liabilities imposed by applicable law.

5.17
Compliance With The Foreign Corrupt Practices Act And Export Control And Antiboycott Laws. RxElite shall comply fully with all laws, rules, and regulations applicable to it and the performance of its obligations under this Agreement, including laws and regulations dealing with payments, gifts, and gratuities.

RxElite has at all times been in compliance with all Legal Requirements applicable to it, relating to export control and trade embargoes. No product sold or service provided by RxElite during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

RxElite has not violated the antiboycott prohibitions applicable to it. During the last five (5) years, RxElite has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any contract under which a product has been sold to customers in Cuba, Iraq, Iran, Libya or North Korea.

5.18
Books and Records. The books of account, stock record books, and other records of RxElite, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of RxElite. Upon request, RxElite will make available to Gutman such books and records.

5.19
Accuracy of Information Furnished. To the knowledge of RxElite, no representation, statement or information contained in this Agreement (including the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Gutman or his representatives by RxElite, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. At the request of Gutman, RxElite will provide to Gutman true, accurate and complete copies of the documents listed or described in the various Schedules attached hereto.

6.	Representations and Warranties of Gutman

Gutman hereby represents and warrants to RxElite as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that the representations and warranties set forth in this Article 6 below are and will be accurate, true and complete.

6.1
Non-Contravention. The execution, delivery and performance by Gutman of this Agreement, and the consummation of the transactions contemplated hereby do not and will not contravene, violate or conflict with, or constitute a violation of, any provision of any contract or undertaking binding upon Gutman.

6.2
Enforcement. This Agreement constitutes the valid and legally binding obligation of Gutman, enforceable against him in accordance with its terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors’ rights generally.

6.3
No Promise. Gutman confirms that there is no promise or guarantee by RxElite or anybody on its behalf as to the technical or commercial success of RxElite or as to the future value and/or marketability of its Common Stock, and there is no assurance or guarantee that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results.

7.	Closing

7.1
The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at such time and place as the parties mutually agree in good faith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

7.2
At the Closing, RxElite shall deliver to Gutman: (i) a certificate representing the Shares; (ii) a certificate of the Secretary or Assistant Secretary of RxElite, certifying as to (a) the certificate of incorporation and the bylaws (or similar organizational documents) of RxElite, (b) the incumbency of all officers of RxElite executing this Agreement and any agreement executed in connection herewith, and (c) the resolutions of the RxElite Board authorizing the execution, delivery and performance by RxElite of this Agreement and the transactions contemplated hereby; and (iii) an opinion of counsel to RxElite.

8.	Certain Covenants

8.1
Conduct Of Business. The business of RxElite shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

8.2	SEC Compliance. RxElite shall use best efforts to ensure that the quotation of the Common Stock on the OTC shall not be suspended or revoked by the SEC or the OTC.

8.3	Reports. RxElite shall always be current in its public reporting obligations pursuant to applicable United States federal and State securities laws, regulations and rules.

8.4	On-going Updates. RxElite will give Gutman prompt written notice of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

9.	Indemnification

9.1
Indemnification by the RxElite. RxElite hereby agrees to indemnify, defend and hold Gutman harmless from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, Environmental Responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Gutman Damages”) arising out of or resulting from:

(a)	a breach of any representation or warranty RxElite has made in this Agreement;
(b)	a breach by RxElite of any of its covenants or obligations in this Agreement; and
(c)	any allegation by a third party of any of the foregoing.

RxElite will not be liable for indemnification arising under this Section for any Gutman Damages unless the aggregate amount of such Damages for which RxElite would be liable exceeds $50,000, in which case RxElite will be liable for all Gutman Damages incurred by Gutman including such $50,000, up to the maximum liability amount as set forth below.

The maximum indemnification liability of RxElite (whether arising in law or equity, in contract, tort or any other theory of law) towards Gutman for any Gutman Damages giving rise to such indemnification, shall not exceed an aggregate amount (for all Gutman Damages) of US$620,000 (six hundred and twenty thousand US Dollars); and Gutman hereby waives any excess amounts of Gutman Damages. Furthermore, no claim for indemnification may be made after expiration of the survival period as per Section 10.1 below (18 months following the Closing Date). The aforesaid limited liability constitutes the sole and exclusive remedy for Gutman for any breach by RxElite of any and all representations, warranties and covenants under and arising from this Agreement. The aforesaid limitations shall not apply in the case of fraud or intentional misrepresentation by RxElite, and shall not apply to breach of the obligation to issue to Gutman the Shares as set forth in this Agreement.

9.2
Indemnification by Gutman. Gutman hereby agrees to indemnify, defend and hold RxElite harmless from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “RxElite Damages”) arising out of or resulting from:

(a)	any breach of any representation or warranty Gutman has made in this Agreement;
(b)	any breach by Gutman of its covenants or obligations in this Agreement; and
(c)	any allegation by a third party of any of the foregoing.

The maximum indemnification liability of Gutman (whether arising in law or equity, in contract, tort or any other theory of law) towards RxElite for any RxElite Damages giving rise to such indemnification, shall not exceed an aggregate amount (for all RxElite Damages) of US$620,000 (six hundred and twenty thousand US Dollars); and RxElite hereby waives any excess amounts of RxElite Damages. Furthermore, no claim for indemnification may be made after expiration of the survival period as per Section 10.1 below (18 months following the Closing Date). The aforesaid limited liability constitutes the sole and exclusive remedy for RxElite for any breach by Gutman of any and all representations, warranties and covenants under and arising from this Agreement. The aforesaid limitations shall not apply in the case of fraud or intentional misrepresentation by Gutman.

9.3
Indemnification Procedure for Third-Party Claims. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 9.1 or 9.2 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim. The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense, including the selection of separate counsel (at the cost and expense of the Indemnifying Party), of any Third Party Claim if such claim: (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party which would affect its business or operations in any materially adverse manner; (ii) may result in material liabilities which may not be fully indemnified hereunder; (iii) may have a significant adverse impact on the business or the financial condition of the Indemnified Party (including a Material Adverse Effect on the tax liabilities, earnings or ongoing business relationships of the Indemnified Party) even if the Indemnifying Party pays all indemnification amounts in full or (iv) the anticipated defendants in any such situation, proceeding or action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party. No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

9.4
Limitations on Indemnification. Without prejudice to the limitation provisions of Sections 9.1 and 9.2 above, and except in the case of actual fraud by a party hereto, no party shall be liable under this Agreement for special, punitive, exemplary, consequential, or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Laws or otherwise, and whether or not arising from the other party’s sole, joint or concurrent negligence, strict liability or other fault.

10.	Miscellaneous

10.1	Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date.

10.2	Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

If to RxEliste, to:
Jonathan Houssian, CEO and President
RxElite Inc.
1404 North Main Street, Suite 200
Meridian, Idaho 83642
Telecopier: (208) 288-1191
Telephone: (208) 288-5550

with a copy (which shall not constitute notice) to:
Haynes and Boone, L.L.P.
152 East 53rd Street, 49th Floor
New York, New York
Attention: Harvey Kesner, Esq.
Telecopier: (212) 884-8233
Telephone: (212) 659-4973

If to Gutman, to:
Dr. Arie Gutman
33 Narkissim Street
Nesher 36601, Israel
Telecopier: +972-4-8343341
Telephone: +972-52-47338333

with a copy (which shall not constitute notice) to:
Primes, Shiloh, Givon Meir - Law Firm
16, Derech Hayam (Sea Road)
Haifa 34741, Israel
Attention: Yesha Primes, Adv.
Telecopier: +972-4-8381401
Telephone: +972-4-8388332

Each of the above persons may change their address or facsimile number or telephone number by notice to the other persons in the manner set forth above.

10.3
Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by RxElite and Gutman, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.4
Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by RxElite or Gutman, depending on which such party incurred or directed the incurrence of such cost or expense.

10.5
Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.6
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to any provision thereof that would require the application of the law of any other jurisdiction. Each party hereby submits to the exclusive jurisdiction of the courts of the State of New York, sitting in New York City.

10.7
Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

10.8
Counterparts. Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signature pages shall have the same legal effect as signed originals. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

10.9
Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and any other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

10.10
Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The following rules of construction shall apply to this Agreement:

(a)	Any reference to any federal, state, provincial or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(b)	All uses of “include,” “including” or words or phrases of similar import shall be deemed to be followed by “without limitation.”
(c)	The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.
(d)
Unless otherwise provided, all references in this Agreement to “Articles” and “Sections” are to articles and sections of this Agreement; and all references to “Exhibits”, “Schedules” or “Annexes” are to exhibits, schedules or annexes attached to this Agreement, each of which is made a part of this Agreement for all purposes.

(e)
Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.

(f)	Capitalized terms that are defined herein shall have the specified meaning ascribed to them in this Agreement regardless of whether any usage appears before or after the place where a term is defined.
(g)
Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable or corresponding meaning when used as a different part of speech, such as the verb form of that word.

(h)
Unless the context otherwise requires, references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented and otherwise modified from time to time, and references to parties to agreements shall be deemed to include the permitted successors and assigns of such parties.

(i)
Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in the United States, except where such principles are inconsistent with the specific provisions of this Agreement or any applicable law.

10.11
Severability. Any part of this Agreement which is found to be void, invalid, illegal or unenforceable, shall be severed from this Agreement and ineffective to the extent of that voidness, invalidity, illegality or unenforceability. Such voidness, invalidity, illegality or unenforceability will not invalidate, affect or impair the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the terms in respect of which covenants in this Agreement are to be entered are unreasonable or unenforceable for any reason, then this Agreement shall be reread and construed with such terms, as may be applicable, as determined to be reasonable by a court of competent jurisdiction and the Agreement shall be amended and construed accordingly hereby.

10.12	Certain Definitions

“Encumbrances” means any mortgages, pledges, liens, encumbrances, charges or other security interests.

“Governmental Authority” means any nation, province, state, county, municipality or any other political subdivision of any of the foregoing, including (A) any court, governmental department, tribunal, arbitrator or panel of arbitrators, authority, agency, body, board, bureau, commission, official or other instrumentality of the United States of America or any nation, state, province, county, city or other political subdivision or similar governing entity, (B) any person or entity exercising executive, legislative, regulatory, judicial or administrative functions and (C) any governmental, quasi-governmental or non-governmental body (whether executive, legislative, judicial or administrative) administering, regulating or having general oversight over the business of RxElite.

“Intellectual Property” or “Intellectual Property Assets” means all software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to RxElite or used in its business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.

“Lease” shall mean any lease or rental agreement pertaining to the occupancy by RxElite or the use by RxElite of any space on any Real Property.

“Legal Requirement” shall mean any national, federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty or decision or order of any applicable Governmental Authority.

“Liabilities” shall mean with respect to any Person, any liability or obligation of such Person that is required to be accrued on the financial statements of such Person.

“Losses” means all damage, loss, liability and expense, including, without limitation, penalties, interest, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding incurred or suffered by any of the Indemnified Parties arising out of any breach of any representation or warranty, covenant or agreement made or to be performed by Indemnifying Parties pursuant to this Agreement.

“Material Adverse Effect” with respect to any Person shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, could reasonably be expected to result in any change or effect) that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of that person and its subsidiaries, taken as a whole and without limiting the foregoing, such term shall in any case mean an effect or change that adversely affects or impairs the value, ownership or operation of any asset by, or creates a liability for, an amount greater than $100,000.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)	is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b)
does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)
is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” shall mean all governmental licenses, permits, authorizations, consents or approvals affecting, or relating in any way to, the RxElite or its business.

“Permitted Encumbrances” shall mean:

a)	liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings.
b)	servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein which are covered by title insurance;
c)	liens for taxes either not due and payable or due but for which notice of assessment has not been given; and
d)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon RxElite pursuant to law or that relate to obligations not due or delinquent.

“Person” means an individual or a corporation, company, limited liability company, sole proprietorship, joint venture, partnership, trust, estate, unincorporated organization, association, or other entity.

“Real Property” shall mean all real property controlled by RxElite.

“Records” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Subsidiary” shall mean any Person which is owned or controlled by RxElite.

“Tax” or “Taxes” means any national, federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum or other tax of any kind whatsoever, including without limitation, any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including, without limitation, any amendment thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

RxELITE Inc.

By: Jonathan Houssian and Earl Sullivan
Its Authorized Officers

Dr. Arie Gutman

Schedule 5.8

1. Sandell Convertibel Debt Agreement entered into December 31, 2007.